Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-43223, 333-45568, and 333-124693 on Form S-8 of our report dated February 26, 2010, relating to the consolidated financial statements of Harbinger Group Inc. appearing in this Annual Report on Form 10-K of Harbinger Group Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
New York, New York
March 11, 2011